Exhibit 99.1

PRESS RELEASE

FOR RELEASE: FEBRUARY 22, 2012	Contact:	Dale C. Davies
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS STRONG SHIPMENTS AND

RESULTS FOR THE FOURTH QUARTER

St. Charles, MO, February 22, 2012 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter and year end 2011 financial results.

Fourth Quarter 2011 Highlights

•	Total revenues were $196.8 million and more than twice the comparable $95.3 million for the fourth quarter of 2010.

•	Railcar shipments were approximately 2,170 railcars and more than doubled the approximately 950 railcars for the same period in 2010.

•	Gross profit was $24.6 million substantially higher than the $3.1 million for the same period in 2010.

•	Adjusted EBITDA was $23.7 million compared to $2.5 million for the same period in 2010.

•	Net earnings per share were $0.24 compared to a net loss per share of $(0.37) for the same period in 2010 – a $0.61 per share increase.

•

The Company’s orders for 2011 increased to approximately 10,710 railcars, the highest level since 2005. The Company’s backlog as of December 31, 2011 was approximately 6,530 railcars, including approximately 2,200 railcars for lease. The Company had approximately 1,050 railcars in its backlog as of December 31, 2010.

Message from ARI’s President and CEO

“We took orders for over 10,000 railcars during 2011, the second highest total in Company history, surpassed only by orders in 2005. Revenues, railcar shipments and gross profit increased in the fourth quarter of 2011 compared to the third quarter of 2011, and versus the comparable period of 2010. We substantially ramped up production in 2011 to meet our customer demand and delivered over 2,100 railcars during the fourth quarter,” said James Cowan, President and CEO of ARI.

Discussion of Results

Fourth quarter 2011 total revenues were $196.8 million compared to $95.3 million for the fourth quarter of 2010. Revenues increased primarily due to the increase in railcar shipments, partially offset by a slight decrease in revenues from our railcar services segment. The increase in shipments reflects strong customer demand for tank and covered hopper railcars and the successful ramp up to higher production rates at the Company’s railcar manufacturing plants.

EBITDA, adjusted to exclude stock based compensation (Adjusted EBITDA), was $23.7 million for the fourth quarter of 2011 compared to $2.5 million for the comparable quarter of 2010. The increase from 2010 resulted primarily from increases in revenues and gross profit margin, which was primarily attributable to increased shipments, improved pricing and leverage created by higher volumes. In addition, losses from the Company’s joint ventures decreased, as a result of an increase in demand for castings and axles produced by our joint ventures. A reconciliation of the Company’s net earnings (loss) to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.

Net interest expense was $4.4 million for the fourth quarters of 2011 and 2010.

The effective tax rate for the fourth quarter of 2011 was 46.2% compared to 26.5% for the fourth quarter of 2010. The effective tax rate increase was primarily attributable to not recognizing a tax benefit on foreign losses associated with our Indian joint venture, other unrecognized tax benefits and certain state tax adjustments.

The Company reported net earnings of $5.1 million, or $0.24 per share, for the fourth quarter of 2011 compared to a net loss of $(7.8) million, or $(0.37) per share, for the same period in 2010. The Company’s net earnings increased due to the factors mentioned above.

For the year ended December 31, 2011, total revenues were $519.4 million compared to $273.6 million in 2010. Revenues increased primarily due to an increase in railcar shipments, partially offset by a slight decrease in revenues from our railcar services segment. During the year ended December 31, 2011, approximately 5,230 railcars were shipped compared to approximately 2,090 railcars for the same period of 2010.

Adjusted EBITDA was $50.5 million for the year ended December 31, 2011 compared to $4.5 million for the same period in 2010. The increase resulted primarily from an increase in revenues and gross profit margin. The Company’s gross profit margin increase was primarily attributable to increased railcar shipments, improved pricing and leverage created by higher production volumes. Selling, general and administrative costs, exclusive of stock based compensation, was relatively flat for the comparable period in 2010.

Net interest expense for the year ended December 31, 2011 was $16.6 million compared to $17.8 million of net interest expense for the same period in 2010. Interest expense decreased due to capitalized interest recorded for the investment in the Company’s joint venture.

For the year ended December 31, 2011, the effective tax rate was 47.1% compared to 35.4% for the same period in 2010. The effective tax rate increase was primarily attributable to not recognizing a tax benefit on foreign losses associated with our Indian joint venture, other unrecognized tax benefits and certain state tax adjustments.

The Company reported net earnings of $4.3 million, or $0.20 per share, for the year ended December 31, 2011 compared to a net loss of $(27.0) million, or $(1.27) per share, for the same period in 2010. The Company’s net earnings increased due to the factors mentioned above and a decrease in stock based compensation of $1.8 million as a result of fluctuations in the Company’s stock price.

ARI will host a webcast and conference call on Thursday, February 23, 2012 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter and year end 2011 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877.745.9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.

About American Railcar Industries, Inc.

American Railcar Industries, Inc. is a leading North American designer and manufacturer of hopper and tank railcars. ARI also leases, repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.

Forward Looking Statement Disclaimer

This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, the Company’s joint ventures, the Company’s strategic objectives and long-term strategies, potential improvements in ARI’s business and the overall railcar industry, the potential for increased order activity, improved pricing, anticipated future production rates, the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. Other potential risks and uncertainties include, among other things: the impact of the recent economic downturn, adverse market conditions and restricted credit markets, and the impact of the continuation of these conditions; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the health of and prospects for the overall railcar industry; prospects in light of the cyclical nature of the railcar manufacturing business and the current economic environment; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the Company’s ability to manage overhead and variations in production rates; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing;

anticipated production schedules for products and the anticipated financing needs, construction and production schedules of ARI’s joint ventures; the risks associated with potential joint ventures, potential acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; the international economic and political risks related to ARI’s joint ventures’ current and potential international operations; the risk of the lack of acceptance of new railcar offerings by ARI’s customers and the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the sufficiency of the Company’s liquidity and capital resources; the conversion of ARI’s railcar backlog into revenues; compliance with covenants contained in the Company’s unsecured senior notes; the impact and anticipated benefits of any acquisitions ARI may complete; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; the ongoing benefits and risks related to the Company’s relationship with Mr. Carl Icahn (the chairman of the Company’s board of directors and, through his holdings of Icahn Enterprises L.P., the Company’s principal beneficial stockholder) and certain of his affiliates; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30,	September 30,
	As of
	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$307,172	$318,758
Accounts receivable, net	33,626	21,002
Accounts receivable, due from related parties	6,106	4,981
Income taxes receivable	4,074	14,939
Inventories, net	95,827	50,033
Deferred tax assets	3,203	3,029
Prepaid expenses and other current assets	4,539	2,654

Total current assets	454,547	415,396

Property, plant and equipment, net	194,242	181,255
Deferred debt issuance costs	1,335	1,951
Interest receivable, due from related parties	292	187
Goodwill	7,169	7,169
Investments in and loans to joint ventures	45,122	48,169
Other assets	1,063	240

Total assets	$703,770	$654,367

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,318	$29,334
Accounts payable, due to related parties	800	275
Accrued expenses and taxes	5,879	5,095
Accrued compensation	14,446	11,054
Accrued interest expense	6,875	6,875

Total current liabilities	90,318	52,633

Senior unsecured notes	275,000	275,000
Deferred tax liability	14,923	7,938
Pension and post-retirement liabilities	9,280	6,707
Other liabilities	4,080	4,313

Total liabilities	393,601	346,591

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 and 21,316,296 shares issued and outstanding as of December 31, 2011 and 2010, respectively	213	213
Additional paid-in capital	239,609	238,947
Retained earnings	71,545	67,209
Accumulated other comprehensive (loss) income	(1,198)	1,407

Total stockholders’ equity	310,169	307,776

Total liabilities and stockholders’ equity	$703,770	$654,367

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	September 30,	September 30,
	For the Three Months Ended
	December 31,
	2011	2010

Revenues:
Manufacturing operations (including $9 and $16,504 from affiliates for the three months ended December 31, 2011 and 2010, respectively)	$182,259	$78,832

Railcar services (including revenues from affiliates of $5,681 and $4,758 for the three months ended December 31, 2011 and 2010, respectively)	14,586	16,458

Total revenues	196,845	95,290

Cost of revenues:
Manufacturing operations	(160,098)	(78,626)
Railcar services	(12,106)	(13,539)

Total cost of revenues	(172,204)	(92,165)
Gross profit	24,641	3,125

Selling, general and administrative (including costs to a related party of $146 and $165 for the three months ended December 31, 2011 and 2010, respectively)	(10,169)	(7,666)

Earnings (loss) from operations	14,472	(4,541)

Interest income (including income from related parties of $728 and $682 for the three months ended December 31, 2011 and 2010, respectively)	789	962
Interest expense	(5,148)	(5,319)
Other (loss) income (including income from a related party of $5 for both the three months ended December 31, 2011 and 2010)	(34)	13
Loss from joint ventures	(659)	(1,790)

Earnings (loss) before income taxes	9,420	(10,675)
Income tax (expense) benefit	(4,350)	2,826

Net earnings (loss)	$5,070	$(7,849)

Net earnings (loss) per common share—basic and diluted	$0.24	$(0.37)
Weighted average common shares outstanding—basic and diluted	21,352	21,303

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	September 30,	September 30,
	For the Years Ended December 31,
	2011	2010

Revenues:
Manufacturing operations (including revenues from affiliates of $1,230 and $81,905 for the years ended December 31, 2011 and 2010, respectively)	$454,167	$206,094

Railcar services (including revenues from affiliates of $24,730 and $15,041 for the years ended December 31, 2011 and 2010, respectively)	65,218	67,469

Total revenues	519,385	273,563

Cost of revenues:
Manufacturing operations	(410,990)	(210,269)
Railcar services	(50,599)	(54,353)

Total cost of revenues	(461,589)	(264,622)
Gross profit	57,796	8,941

Selling, general and administrative (including costs to a related party of $582 and $627 for the years ended December 31, 2011 and 2010, respectively)	(25,047)	(25,591)

Earnings (loss) from operations	32,749	(16,650)

Interest income (including income from related parties of $2,839 and $2,620 for the years ended December 31, 2011 and 2010, respectively)	3,654	3,519
Interest expense	(20,291)	(21,275)

Other (loss) income (including income from a related party of $16 and $17 for the years ended December 31, 2011 and 2010, respectively)	(10)	394
Loss from joint ventures	(7,900)	(7,789)

Earnings (loss) before income taxes	8,202	(41,801)
Income tax (expense) benefit	(3,866)	14,795

Net earnings (loss)	$4,336	$(27,006)

Net earnings (loss) per common share—basic and diluted	$0.20	$(1.27)
Weighted average common shares outstanding—basic and diluted	21,352	21,302

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	September 30,	September 30,
	For the Years Ended
	December 31,
	2011	2010

Operating activities:
Net earnings (loss)	$4,336	$(27,006)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation	22,167	23,597
Amortization of deferred costs	699	699
Loss on disposal of property, plant and equipment	171	33
Stock based compensation	3,537	5,358
Change in interest receivable, due from affiliates	(105)	796
Loss from joint ventures	7,900	7,789
Provision (benefit) for deferred income taxes	6,533	(438)
(Adjustment) provision for losses on accounts receivable	(22)	113
Item related to investing activities:
Realized gain on sale of short-term investments - available for sale securities	—	(379)
Changes in operating assets and liabilities:
Accounts receivable, net	(12,616)	(9,664)
Accounts receivable, due from affiliates	(1,170)	(3,625)
Income taxes receivable	10,590	(13,171)
Inventories, net	(45,813)	(9,925)
Prepaid expenses and other current assets	(1,885)	2,244
Accounts payable	32,988	12,446
Accounts payable, due to affiliates	525	(301)
Accrued expenses and taxes	207	(486)
Other	81	(221)

Net cash provided by (used in) operating activities	28,123	(12,141)
Investing activities:
Purchases of property, plant and equipment	(35,646)	(6,144)
Sale of property, plant and equipment	122	163
Sales of short-term investments - available for sale securities	—	4,180
Investments in and loans to joint ventures	(4,936)	(14,891)

Net cash used in investing activities	(40,460)	(16,692)
Financing activities:
Proceeds from stock option exercises	756	294

Net cash provided by financing activities	756	294

Effect of exchange rate changes on cash and cash equivalents	(5)	7
Decrease in cash and cash equivalents	(11,586)	(28,532)
Cash and cash equivalents at beginning of year	318,758	347,290

Cash and cash equivalents at end of year	$307,172	$318,758

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND ADJUSTED EBITDA

(In thousands, unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three months ended		Years ended
	December 31,		December 31,
	2011	2010	2011	2010

Net earnings (loss)	$5,070	$(7,849)	$4,336	$(27,006)
Income tax expense (benefit)	4,350	(2,826)	3,866	(14,795)
Interest expense	5,148	5,319	20,291	21,275
Interest income	(789)	(962)	(3,654)	(3,519)
Depreciation	5,295	5,820	22,167	23,597

EBITDA	$19,074	$(498)	$47,006	$(448)

Expense related to stock appreciation rights compensation [1]	4,665	3,005	3,537	5,358
Other income on short-term investment activity	—	—	—	(379)

Adjusted EBITDA	$23,739	$2,507	$50,543	$4,531

[1]	SARs are cash settled at time of exercise

EBITDA represents net earnings (loss) before income tax expense (benefit), interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net loss, cash flows used in operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.

Adjusted EBITDA represents EBITDA before stock based compensation related to stock appreciation rights (SARs), and before income on short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each quarter based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense or income associated with stock based compensation and short-term investment activity allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings (loss), cash flows provided by (used in) operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.